Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, executed this 8th day of July, 2019 (the “Execution Date”), effective as of March 1, 2019 (the “Effective Date”), by and between Voxx International Corporation, 2351 J Lawson Blvd., Orlando, Florida 32824 (the “Company”), and Patrick M. Lavelle, an individual residing at 131 Celebration Blvd., Celebration, Florida 34747 (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive are presently parties to an Employment Agreement dated as of March 1, 2007 (the “2007 Agreement”) and now desire to enter into a new employment agreement on the terms and condition set forth herein;

WHEREAS, as of the Effective Date, the Company desires to continue to employ the Executive as President and Chief Executive Officer and to enter into a new written employment agreement embodying the terms of such relationship; and

WHEREAS, the Executive is willing to continue to be so employed by the Company as President and Chief Executive Officer upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged by the Company and the Executive, the parties agree as follows:

1.TERM OF AGREEMENT

1.1

This Agreement supersedes the 2007 Agreement in its entirety and shall constitute the binding obligation of the Executive and the Company as of the Effective Date and shall continue for a period of five (5) years thereafter, unless the Agreement is terminated at an earlier date by either party in accordance with Section 4 (such period hereinafter referred to as the “Employment Period”).

2.EMPLOYMENT

2.1

As of the Effective Date, the Executive shall continue to be employed by the Company as, and will perform the duties and responsibilities of, President and Chief Executive Officer of the Company, reporting solely and directly to the Board of Directors of the Company (the “Board”). In that capacity, Executive shall perform such services, acts, and functions necessary or advisable to oversee, manage and conduct the business of the Company, and shall perform such other duties and responsibilities as may be reasonably assigned by the Board. During the Employment Period, the Executive shall not render services to any other person or organization for compensation without the prior written approval of the Company. The Company hereby acknowledges and consents to Executive’s service as a member of the Board of Directors or Trustees (or similar position) on up to two (2) boards. At the present time, the Executive is serving on the Board of Trustees of Marist College and on the Executive Board of the Consumer Technology Association. The Executive’s principal work location shall be in Orlando, Florida, but the Executive shall travel to the extent, and to the places, reasonably necessary for the performance of the Executive’s duties hereunder.

2.2	During the Employment Period, the Executive shall serve as a voting member of the Board.

3.COMPENSATION AND OTHER BENEFITS

During the Employment Period, the Executive shall be compensated as follows:

3.1

Base Salary. The Company shall pay the Executive a base salary of One Million Dollars ($1,000,000) per annum (the “Base Salary”), payable in accordance with the standard payroll practices of the Company as are in effect from time to time, less all deductions or withholdings required by applicable law. The Board may increase the Executive’s Base Salary at any time and from time to time.  The Executive shall remain eligible to elect to defer a portion of the Base Salary in accordance with the terms and conditions of the Company’s Deferred Compensation Plan.

3.2

Annual Cash Bonus. For each fiscal year of the Company during the Employment Period, the Executive shall be paid an annual bonus of (a) one percent (1%) of the Company’s Adjusted EBITDA up to and including Ten Million Dollars ($10,000,000), with no minimum Adjusted EBITDA required for this portion of the annual bonus to accrue and become payable; plus (b) two percent (2%) of the Company’s Adjusted EBITDA in excess of Ten Million Dollars ($10,000,000), with no maximum cap on this portion of the annual bonus payable based upon the Company’s Adjusted EBITDA ((a) and (b), collectively, the “Annual Cash Bonus”). The Annual Cash Bonus shall be determined at the end of each fiscal year of the Company in accordance with generally accepted accounting principles, as in effect from time to time in the United States of America, consistently applied. In addition, subject to the approval of the non-management members of the Board, the Ten Million Dollars ($10,000,000) threshold (the “Threshold”) set forth in subsections (a) and (b) above shall be subject to adjustment in accordance with the following:

(i)

the Threshold may only be adjusted as a result of an acquisition, divestiture or investment to the extent that the Company Adjusted EBITDA is impacted by a minimum of Five Million Dollars ($5,000,000);

(ii)

in connection with any Company divestiture, the Threshold may only be adjusted to the extent that the Company Adjusted EBITDA is impacted by a cumulative minimum (across all such divestitures by the Company following the Effective Date) of Five Million Dollars ($5,000,000);

(iii)

in the event of an increase or decrease in the Company’s Adjusted EBITDA as a result of an acquisition, divestiture or investment by the Company, the maximum upward or downward adjustment to the Threshold shall be the increased or decreased Adjusted EBITDA attributable to that acquisition, divestiture or investment; provided, however, that the Company may choose to increase or decrease the Threshold by a lesser amount; and

(iv)

the Threshold shall not be adjusted in any manner in connection with any action the Company takes with respect to EyeLock LLC including, without limitation, changes in accounting methodology such as accounting treatment of minority interest.

The Annual Cash Bonus shall be due and payable not later than sixty (60) days following the closing of the relevant fiscal year of the Company and filing of the associated Form 10-K (the “Fiscal Year Payment Date”).  For purposes of this Agreement, “Adjusted EBITDA” shall be based on the Company’s past practices as reflected in the Company’s most recently filed Form 10-K, plus the bonuses to be paid to the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for the relevant fiscal year.

3.3	Stock Grants.

3.3AAs of the Effective Date, Executive shall no longer be eligible to receive awards of restricted stock units under the Company’s 2014 Omnibus Equity Incentive Plan (the “Incentive Plan”); however, all 111,918 shares of fully vested stock awarded to the Executive under the Incentive Plan, the 91,505 shares of non-vested stock awarded to the Executive under the Incentive Plan prior to Fiscal Year ended February 28, 2018 and the non-vested stock to be awarded to Executive under the Incentive Plan for the Fiscal Year ended February 28, 2019 shall be retained by the Executive and governed by the terms and conditions of the Incentive Plan.

3.3BAs soon as administratively practicable following the Execution Date, the Company shall grant Executive 200,000 shares of common stock of the Company (the “Initial Stock Grant”).

3.3COn each of March 1, 2020, March 1, 2021 and March 1, 2022, the Company shall grant Executive an additional 100,000 shares of common stock of the Company (the “Additional Stock Grant” and, collectively with the Initial Stock Grant, the “Stock Grant”), as adjusted as provided below.  Other than with respect to any installment of the Additional Stock Grant that has its vesting accelerated as a result of the terms of Section 3.5 or Section 3.6 below, Executive shall be provided with the opportunity to defer receipt of each installment of the Additional Stock Grant in accordance with the deferral requirements of Code Section 409A (including, but not limited to, a deferral in accordance with the terms of the Incentive Plan).  Any such deferral shall be for a period of no more than three (3) years from the date the Additional Stock Grant would have otherwise been received by the Executive.

3.3DThe Executive shall be responsible for any personal income tax obligations with respect to the Initial Stock Grant of 200,000 shares set forth in Section 3.3B above. With respect to the Additional Stock Grants of 100,000 shares each, the Executive shall have the option to receive 100,000 shares and be responsible for any personal income tax (and employee Medicare tax) obligations on such Additional Stock Grant, or to only receive the “Net Shares” (as defined below), with the Company being responsible for all federal, state and local income tax (and employee Medicare tax) obligations through payroll withholding on behalf of the Executive.  The “Net Shares” shall be the number of shares of common stock of the Company valued as provided herein which is equal to the value of 100,000 shares of common stock of the Company less an amount equal to the federal, state and local income tax and Medicare tax amounts due on such amounts determined at an income tax rate equal to the maximum marginal rate applicable to individuals at such time and the maximum Medicare rate applicable to individuals at such time.  For example, assume that at the time the Executive is entitled to receive an Additional Stock Grant, the shares of common stock of the Company are valued at Four Dollars ($4.00) per share.  Additionally, assume the maximum marginal income tax rate is thirty-seven percent (37%) and that employee Medicare taxes are 2.35% because the Executive has already reached the maximum wage limit for Social Security taxes.  The value of the 100,000 shares, or $400,000, would be reduced by an amount equal to $400,000 x 39.35%, or $157,400. $400,000 less $157,400 equals $242,600 of value for the “Net Shares,” or 60,650 shares ($242,600/$4.00 per share). In such case, the Company would be responsible for remitting $148,000 of income tax withholding on behalf of Executive to the IRS and $9,400 of employee Medicare tax to the IRS.  To the extent that the Executive is determined to be subject to state and local taxes with respect to the Additional Stock Grant, the Company shall also be responsible for remitting the tax withholding on behalf of Executive to the appropriate state or local agency and the Net Shares would be further reduced to reflect such state and local tax withholding.

3.3EDuring the Employment Period, the Executive agrees to hold and retain a minimum number of Stock Grant shares of the Company equal to one years’ Base Salary ($1,000,000 as of the Effective Date, subject to adjustment in accordance with Section 3.1) (the “Hold Requirement”).  The Hold Requirement will become effective when the value of the Stock Grant shares issued to the Executive is equivalent to (or exceeds) the Hold Requirement threshold.   Prior to the Hold Requirement becoming effective, the Executive will retain all issued Stock Grant shares.  The Hold Requirement shall be calculated as of the last Business Day of each fiscal quarter based on the Company’s average stock price over the preceding twenty (20) Business Days on the NASDAQ Stock Market (or other principal national securities exchange on which the Company’s common stock is then listed or admitted for trading in the United States) (the “NASDAQ Price”).

3.4

Market Stock Units.   The Company shall grant the Executive shares of the Company’s common stock, or the equivalence in cash, up to a maximum value of Five Million Dollars ($5,000,000), based on the closing NASDAQ Price exceeding $5.00/share during the five (5) year period ending on the Fifth Anniversary Date (the “Market Stock Units”) in accordance with the Market Stock Units calculation set forth on Schedule A. Other than as set forth in Section 3.5B(2) or Section 3.6 below, the form of payment of the Market Stock Units at the time of distribution shall be determined by the mutual agreement of the parties in good faith, taking into consideration (among other items not enumerated herein) the tax obligations of Executive resulting from such distribution and the current financial status of the Company.  In the absence of the mutual agreement of the parties, the Market Stock Units shall be paid in shares of the Company’s common stock.

Notwithstanding anything contained in this Section 3.4 to the contrary, in the event the Executive will receive shares of the common stock of the Company rather than the equivalence in cash, the Executive, at his sole option, shall have the right to receive the full number of shares to which he is entitled under this Section 3.4, and be responsible for the income tax and the employee Medicare tax thereon, or to receive a number of shares equal to the “Net Shares” calculated in a manner consistent with Section 3.3D above with the Company being responsible for the income tax and the employee Medicare tax on behalf of the Executive in the same manner as provided in Section 3.3D above.

The Executive’s right to receive the Market Stock Units determined pursuant to Schedule A shall vest in accordance with the following schedule (provided that the Executive remains employed by the Company as of the applicable vesting date):

(a)

on the third anniversary of the Effective Date (the “Third Anniversary Date”), the Executive shall become vested in Market Stock Units equal to eighty percent (80%) of the value determined under Schedule A hereto as of such date; and

(b)

on the fifth anniversary of the Effective Date (the “Fifth Anniversary Date”), the Executive shall become vested in Market Stock Units equal to twenty percent (20%) of the value determined under Schedule A hereto. as of such date.

Other than as set forth in Section 4 below, (i) the Market Stock Units that vest in accordance with subsection (a) above shall be distributed to the Executive as soon as administratively practicable following the Third Anniversary Date; and (ii) the Market Stock Units that vest in accordance with subsection (b) above shall be distributed to the Executive as soon as administratively practicable following the Fifth Anniversary Date.

The amount of Market Stock Units to which the Executive is entitled shall be determined based on the highest average closing NASDAQ Price for any 90 consecutive calendar day period during the applicable vesting period (the “High Stock Price”).

In the event the High Stock Price during the vesting period commencing on the Third Anniversary Date and ending on the Fifth Anniversary Date exceeds the High Stock Price that was determined during the vesting period ending on the Third Anniversary Date in accordance with subsection (a) above, the value of Market Stock Units to which the Executive is entitled shall be increased based on the High Stock Price during such later vesting period (as determined in accordance with Schedule A hereto, less any amounts or value previously vested under subsection (a) above).  Notwithstanding anything to the contrary herein, to the extent the Market Stock Units become either 80% or 100% vested in an accelerated manner due to a Change in Control, Termination Without Cause or Resignation With Good Reason on a date prior to the Third Anniversary Date or the Fifth Anniversary Date respectively, there shall be no subsequent or retroactive adjustment to the High Stock Price after the date when such vesting occurs.

In the event that Executive is to be paid Market Stock Units in shares of the Company’s common stock and the High Stock Price exceeds the average closing NASDAQ Price for the 90 consecutive calendar day period preceding the Third Anniversary Date or the Fifth Anniversary Date, as applicable, the number of shares to be received by Executive shall be the quotient of (A) the value determined by the High Stock Price under Schedule A, divided by (B) the average closing NASDAQ Price for the 90 consecutive calendar day period preceding the Third Anniversary Date or the Fifth Anniversary Date, as applicable.

Any Market Stock Units to which Executive is entitled to under this Section 3.4, which are distributed in the form of shares of the Company’s common stock, shall be immediately saleable by him subject to normal federal and state Securities law limitations and the Hold Requirement, as applicable.

3.5	Change in Control.

3.5AFor purposes of this Agreement, the term “Change in Control” shall mean that (a) the conditions set forth in any one of the following subsections shall have been satisfied and (b) following the satisfaction of a condition set forth in subsections (1), (2), (3) or (5) below, the election of an independent member to the Board whose nomination is voted against or the vote is withheld by the Shalam Group:

(1)

The acquisition, directly or indirectly, by any “person” (within the meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Company which results in the Shalam Group owning less than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

(2)

A merger, consolidation or reorganization in which the Company is not the surviving entity, except for a transaction in which the Shalam Group owns securities possessing fifty percent (50%) or more of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(3)

A reverse merger in which the Company is the surviving entity but which results in the Shalam Group owning securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company;

(4)	The sale, transfer or other divestiture (in one transaction or a series of transactions) of all or substantially all of the assets of the Company to a third party;
(5)

Any other event, including but not limited to, a redemption, which results in the Shalam Group owning less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company. For purposes of the foregoing clause, the sale of stock of a subsidiary of the Company (or the assets of such subsidiary) shall be treated as a sale of assets of the Company;

(6)	The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or
(7)	Any other event which results in the Shalam Group owning less than ten percent (10%) of the total combined voting power of all outstanding voting securities of the Company.

For purposes of this Agreement, the “Shalam Group” shall mean any and all shares owned by John J. Shalam, his family members or any trusts for the benefit of Mr. Shalam or any of his family members.

3.5BIn the event of a Change in Control during the Employment Period:

(1)

all Stock Grants to which the Executive would have been entitled shall become one hundred percent (100%) vested and be distributed to the Executive (subject to the Net Share provisions of Section 3.3D) and the Hold Requirement shall terminate. Notwithstanding the Executive’s right to the benefits provided under this Section 3.5B, provided the Executive remains employed by the Company, the Executive shall resume participation in all stock-based compensation programs at the Company available to employees following a Change in Control.  Any Stock Grant shares to which Executive is entitled to under this Section 3.5B shall be immediately saleable by him subject to normal federal and state Securities law limitations.

(2)

all of the Market Stock Units that have not been issued and/or not vested pursuant to the terms of Section 3.4 shall immediately fully vest and be distributed to the Executive (subject to the Net Share provisions of Section 3.3D as applicable) based on the highest of (A) the value set forth on Schedule A attributable to the High Stock Price prior to the Change in Control event, (B) the closing NASDAQ Price immediately prior to the Change in Control, or (C) the price at which the shares of stock of the Company are valued, sold or otherwise transferred for purposes of the Change in Control.

3.6	Tag-Along Right.

3.6AIn the event of a pre-arranged private or secondary sale by the Shalam Group of all or a portion of its holdings in the Company that, following such transaction, would result in the Shalam Group becoming a forty percent (40%) or less holder of the total combined voting power of all outstanding voting securities of the Company (after taking into account all options, Incentive Plan shares and other shares held by the Shalam Group), the Executive shall be entitled to participate in the transaction (the “Tag-Along Sale”) with respect to all of the Eligible Tag-Along Shares (as defined in Section 3.6B below) for the price set forth below and otherwise, the same terms being received by the selling shareholders (the “Selling Shareholders”) in the Tag-Along Sale.

3.6BThe Executive shall be entitled to participate in the Tag-Along Sale in an amount of Executive’s shares of the common stock of the Company equal to the product of (X) the number of Executive Shares (as defined below), and (Y) the percentage of the total combined voting power of all outstanding voting securities of the Company sold by the Shalam Group in connection with the Tag-Along Sale (the “Eligible Tag-Along Shares”).  For purposes of determining the percentage of the total combined voting power of all outstanding voting securities of the Company sold by the Shalam Group in connection with the Tag-Along Sale, shares of Class A stock shall be calculated at a 1:1 ratio and shares of Class B stock shall be calculated at a 10:1 ratio.  By way of example, and for illustrative purposes only, assume that the Executive has 1,000,000 Executive Shares and the Shalam Group reduces its ownership of the total combined voting power of all outstanding voting securities of the Company from 50% to 25%.  The Shalam Group would therefore have sold 50% of its total combined voting power of all outstanding voting securities of the Company and the Executive would be entitled to participate in the Tag-Along Sale in an amount up to 50% of his Executive Shares (i.e., 500,000 Eligible Tag-Along Shares).

“Executive Shares” for these purposes shall be all of Executive’s vested and unvested shares of the Company’s common stock (including, but not limited to, shares held under the Incentive Plan (if then saleable), the Stock Grant or the Market Stock Units and shares personally acquired by the Executive).   Subject to the maximum amount of Eligible Tag-Along Shares to be transferred pursuant to the preceding paragraph, the pool of shares to be transferred by the Executive shall be constituted in the following sequence: first, with any and all vested or owned shares held by the Executive; then, if additional capacity exists, with any unvested Additional Stock Grants, deducted sequentially from the earliest to latest tranches of unvested Additional Stock Grants due to the Executive; then if additional capacity permits, with Market Stock Units that, thereupon, will be distributed to the Executive based on the Class A Share value established in Section 3.6D. For the purposes of the foregoing sentence, (i) any Additional Stock Grants not included as Eligible Tag-Along Shares shall remain unvested with future vesting governed by the applicable terms of this Agreement including the Change of Control provisions, (ii) to the extent that some but not all of the Market Stock Units are distributed to the Executive as part of the Eligible Tag-Along Shares, the value established for the Market Stock Units shall apply to all Market Stock Units under this Agreement, and such Market Stock Units shall remain unvested with future vesting governing by the applicable terms of this Agreement including the Change of Control provisions, and (iii) following the Tag Along Sale, the Hold Requirement shall terminate.

3.6CAs soon as administratively practicable prior to or immediately following the execution of a definitive Tag-Along Sale agreement, the Selling Shareholders shall deliver a written notice (the “Tag Along Notice”) to the Company and the Executive.  The Tag Along Notice shall include the principal terms and conditions of the Tag-Along Sale and an invitation to make an offer for the Executive to be included in the Tag-Along Sale on the same terms and conditions as the Selling Shareholders.

Within five (5) Business Days after the date of delivery of the Tag-Along Notice, time being of the essence, the Executive shall deliver a written notice to the Selling Shareholders with copy to the Company indicating the number of Eligible Tag-Along Shares, if any, which the Executive desires to have included in the Tag-Along Sale (the “Response Notice”).  The Executive’s failure to provide the Response Notice prior to such deadline shall be deemed to be an irrevocable waiver of all such rights to participate in the Tag-Along Sale or any future Tag Along Sales.

To the extent that the Executive elects not to provide the Response Notice in a timely fashion, the Executive shall retain the right to sell his Eligible Tag-Along Shares on the open market, subject to normal federal and state Securities law limitations, as applicable.

3.6DWith respect to the determination of the price of the Eligible Tag-Along Shares, (i) to the extent not otherwise dictated by the proposed transferee, a ratio of 1.25:1.00 shall be utilized for purposes of apportioning the value received by the Selling Shareholders for their shares of Class B common stock of the Company, if any, relative to the value of their Class A shares (the “Ratio Methodology”) and (ii) the corresponding Class A common stock value shall then be ascribed to the Eligible Tag-Along Shares.

In the event of a Tag-Along Sale that solely involves the Class B common stock of the Company held by the Selling Shareholders, and provided that the proposed transferee does not agree to acquire any shares of the Class A common stock of the Company (including the Eligible Tag-Along Shares), the Executive shall be provided with the requisite Tag Along Notice and the option to have the Company purchase all or a portion of the Eligible Tag-Along Shares.  Subject to the Executive providing the Response Notice in timely fashion and the occurrence of the closing of the Tag-Along Sale, the Company shall purchase the indicated number of Eligible Tag-Along Shares.  The price of the Eligible Tag-Along Shares to be purchased by the Company shall be the higher of (A) the Ratio Methodology and (B) the closing NASDAQ Price on the date immediately prior to the closing of the Tag-Along Sale (provided that in no event shall the value to be received by the Executive under this paragraph be greater than the price paid by the proposed transferee to the Selling Shareholders for the shares of Class B common stock in the Tag-Along Sale).  The corresponding Class A common share value shall then be ascribed to the Eligible Tag-Along Shares.

In the event of a Tag-Along Sale that involves the Class A common stock of the Company held by the Selling Shareholders, and provided that the proposed transferee does not agree to acquire any Eligible Tag-Along Shares of the Class A common stock of the Company held by the Executive, the Executive shall be provided with the requisite Tag Along Notice and the option to have the Company purchase all or a portion of the Eligible Tag-Along Shares.  Subject to the Executive providing the Response Notice in timely fashion and the occurrence of the closing of the Tag-Along Sale, the Company shall purchase the indicated number of Eligible Tag-Along Shares.  The price of the Eligible Tag-Along Shares to be purchased by the Company shall be determined under the Ratio Methodology, unless the proposed transferee has set a price with the Selling Shareholders for the shares of Class A common stock, in which case that price set by the proposed transferee and the Selling Shareholders shall be utilized.  The corresponding Class A common share value shall then be ascribed to the Eligible Tag-Along Shares.

Any payment by the Company to the Executive under this Section 3.6D shall be made in a single lump sum payment as soon as administratively practicable following the closing of the Tag-Along Sale, or (at the Company’s option and in accordance with the deferral requirements of Code Section 409A) in installments over the thirty-six (36) month period following the closing of the Tag-Along Sale.  To the extent that installment payments are to be made in accordance with the preceding sentence, the monthly payments to the Executive shall accrue interest at a rate of five percent (5%) per annum.

3.6EJohn J. Shalam (“JJS”) has joined in the execution of this Agreement in his individual capacity and on behalf of the Shalam Group solely with  respect to the “tag-along” rights under this Section 3.6 as it applies to any and all shares of the Company’s Class A or Class B common stock owned by the Shalam Group. JJS and the Selling Shareholders shall be deemed to have fully complied with their obligations hereunder and shall be released by the Company and the Executive for any and all claims asserted or to be asserted by either the Company or the Executive with respect to the “Tag-Along” rights hereunder, provided that (a) the Shalam Group does not consummate the transfer of their shares prior to the date the Response Notice is due from the Executive; and (b) the Shalam Group utilizes commercially reasonable efforts to have the Eligible Tag-Along Shares included as part of the transaction with the Selling Shareholders.

3.7

Employee Benefit Plans. Except as set forth in Section 3.3A above regarding the Executive’s ineligibility to receive awards of restricted stock units under the Incentive Plan, during the Employment Period, the Executive (and, if permitted by the terms of the plans, his family) shall be eligible to participate in all retirement, deferred compensation, profit sharing, medical, disability and other welfare plans (the “Employee Benefit Plans”) applicable to senior executive officers of the Company generally in accordance with the terms of such plans as in effect from time to time. The foregoing shall not be construed to limit the ability of the Company or any of its affiliates to amend, modify or terminate any such benefit plans, policies or programs at any time or from time to time; provided that at all times the Company shall continue to maintain, either by group or separate, individual plans for the benefit of the Executive (including, to the extent permitted, his family), with not less than the level of the benefits the Executive is receiving under the Employee Benefit Plans on the Effective Date.

3.8

Executive Life Insurance. During the Employment Period, the Company shall maintain and pay all premiums on one or more term life insurance policies for the benefit of the Executive, as such policies are made available from time to time to Vice Presidents of the Company (and subject to any age-based reductions in benefits in accordance with the terms of such policies) (collectively, the “Life Insurance Policy”), payable to the Executive's designated beneficiaries.

3.9

Vacation/Paid Time Off. During the Employment Period, the Executive shall be entitled to not less than four (4) weeks paid vacation each fiscal year and Company-wide paid-time off days at such times as will not materially interfere with the performance of the Executive’s duties.

3.10	Automobile. The Company shall lease and shall pay all insurance, maintenance, repair and other charges relating to, a late model luxury automobile for use by the Executive.
3.11

Expense Reimbursement. During the Employment Period, the Executive shall be entitled to utilize Company credit cards for Company business related activities. Furthermore, the Company shall pay or promptly reimburse the Executive for all reasonable expenses, including reasonable business travel expenses, incurred by the Executive in connection with his duties and responsibilities hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as are in effect from time to time.

4.TERMINATION OF EMPLOYMENT

Subject to the notice and other provisions of this Section 4, the Company shall have the right to terminate the Executive’s employment hereunder, and the Executive shall have the right to resign, at any time. The “Date of Termination” (1) for Cause or by resignation without Good Reason shall be determined in accordance with the provisions of Section 4.4; (2) by death or disability shall be the date of death or disability determined in accordance with the provisions of Section 4.3; (3) without Cause or by resignation with Good Reason shall be determined in accordance with the provisions of Section 4.1; or (4) shall mean the date this Agreement expires in accordance with the provisions of Section 4.2.

4.1	Termination Without Cause or Resignation for Good Reason.
4.1A

Disability. For purposes of this Agreement, “disability” shall have the same definition of disability as triggers payments to the Executive under the Company provided disability insurance policy covering the Executive, as in effect at the time the determination of “disability” is to be made. If no such policy is then in effect, then “disability” shall mean the Executive’s inability, by reason of any physical or mental injury or illness, to substantially perform the services required by him hereunder for a period in excess of ninety (90) Business Days in any three hundred sixty (360) day period. In such event, Executive’s employment shall be deemed to have terminated by reason of disability on the last day of such ninety (90) Business Day period.

4.1B	Cause Defined. For purposes of this Agreement, “Cause” shall mean a termination of the Executive’s employment by the Company due to any of the following reasons:
(1)	The entry of a final non-appealable judgment of conviction of the Executive by a court for a felony, or entry of a plea of nolo contendere by the Executive to such a felony;
(2)

The Executive’s willful failure, or gross negligence, other than by reason of his disability or legal incompetence, to substantially carry out his duties hereunder within ten (10) Business Days of written notice from the Board of Directors, specifying such failure or gross negligence; or

(3)	Executive’s willful engagement in illegal or fraudulent conduct or his willful violation of any material laws applicable to the Executive.

For purposes of this Section 4.1B, no act or failure to act by the Executive shall be considered “willful” if such act or failure to act by the Executive is the result of the Executive’s good faith belief that the act or failure to act is or was in the best interests of the Company.

4.1C

Good Reason. For purposes of this Agreement, a resignation for “Good Reason” shall mean the Executive’s resignation: (A) within twelve (12) months of a Change in Control; or (B) within one hundred eighty (180) days following: (1) the Executive’s not being a voting member of the Board; (2) Executive’s written notice to the Company of (i) a material reduction in the scope of the Executive’s powers, duties, title or responsibilities, (ii) the assignment to the Executive of duties materially inconsistent with this Agreement or a material adverse change in his title or authority or (iii) the Company’s material breach of this Agreement; or (3) Executive’s written notice to the Company of a change in the Executive’s primary place of work to a location that is more than fifty (50) miles from Orlando, FL, in each case which is not cured by the Company within twenty (20) Business Days of receiving such notice from the Executive.

4.1D

Termination Procedure. The Company may terminate the Executive’s employment hereunder at any time without Cause on twenty (20) Business Days’ prior written notice to the Executive (the term “Business Day” meaning a day other than one on which commercial banks in New York City are permitted or required to close). The Executive may terminate his employment hereunder for Good Reason at any time on twenty (20) Business Days prior written notice to the Company (subject to the various notice and cure provisions of Section 4.1C above).  The Date of Termination in either such event shall be the twentieth (20th) Business Day following the giving of such notice.

4.1E	Accrued Obligations. Upon the Executive’s Date of Termination (regardless of the reason for such termination), the Executive shall be entitled to receive:
(1)	his Base Salary through and including the Date of Termination,
(2)	any bonus(es) actually awarded and earned for prior completed fiscal years, but not yet paid as of the Date of Termination,
(3)	reimbursement for all expenses incurred in accordance with Section 3.11 of this Agreement, but not yet paid, as of the Date of Termination,
(4)	payment of the per diem value of any unused vacation days and paid-time off days which accrued through the Date of Termination, based upon Executive’s most recent level of Base Salary,
(5)	any and all vested benefits under the Employee Benefit Plans (including, but not limited to, awards under the Incentive Plan); and
(6)	any and all amounts the Executive has elected to defer during the Term of this Agreement (collectively (1)-(6), the “Accrued Obligations”).
4.1F

Post-Employment Benefits. In addition to the Accrued Obligations, if the Company terminates the Executive’s employment hereunder without Cause (other than due to death or disability) or if the Executive terminates his employment hereunder for Good Reason, the Executive, upon execution of mutual releases reasonably satisfactory to the Executive and the Company (and the non-revocation of such release by the Executive), and provided the Executive is in compliance with his duties and obligations under Section 5 hereof, shall be entitled to receive only:

(1)

for two (2) years (the “Separation Period”), an amount equal to two (2) times the Base Salary (as of the Date of Termination), which shall be paid in equal installments on a monthly basis during the Separation Period (the “Separation Payment”);

(2)

a pro rata portion of the Average Bonus set forth in Section 4.1F(2), determined based on the numbers of full months worked in the fiscal year prior to the Date of Termination divided by twelve, times the Average Bonus, which shall be paid in equal installments on a monthly basis during the Separation Period;

(3)

an amount in cash equal to the average of the Annual Cash Bonuses awarded in the two (2) years immediately preceding the year in which the Date of Termination occurs (the “Average Bonus”), payable in equal installments on a monthly basis during the Separation Period (the “Severance Bonus”);

(4)

all stock based compensation, including all Stock Grants to which the Executive would have been entitled had his employment not been terminated, shall become one hundred percent (100%) vested and be distributed to the Executive as soon as administratively practicable following the Date of Termination (to the extent not already fully vested and distributed pursuant to the Tag Along Sale provisions or otherwise);

(5)

distribution of all Market Stock Units (as determined under Section 3.4) which have not previously vested or been distributed to Executive shall become one hundred percent (100%) vested and be distributed in their entirety to the Executive as soon as administratively practicable following the Date of Termination (to the extent not already fully vested and distributed).  For purposes of determining the number of any Market Stock Units due to the Executive not already distributed pursuant to Section 3.5B, they shall be calculated using the High Stock Price for the period immediately preceding the Date of Termination;

(6)	rights to indemnification as set forth in Section 6 of this Agreement; and
(7)

(a) continuation throughout the Separation Period of the Life Insurance Policy, and upon completion of such period, ownership of the Life Insurance Policy shall be transferred to the Executive at no cost to the Executive; and (b) continuation during the Separation Period or until the Executive begins to participate in a subsequent employer’s medical plan, of medical, disability and other health coverages at the level in effect on and at the same out-of-pocket cost to the Executive as of, the Date of Termination; it being understood that the period of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall commence on the first day following the Date of Termination.

4.2	Expiration of the Agreement.
4.2A

Termination.  At least six (6) months prior to the expiration of the Agreement, the Company shall have the option to provide Executive with written notification of its desire to extend the Employment Period beyond the five (5) year term set forth in Section 1.1.  Such written notification shall set forth the desired length of the Executive’s continued employment by the Company.  Upon receipt of such notice from the Company, if such notice is provided, Executive shall have the ability to accept or reject such request.  For the avoidance of doubt, if notification is not provided by the Company prior to such six (6) month date, the Agreement shall expire at the end of the Employment Period.  Upon the expiration of the Agreement, the employment relationship created pursuant to this Agreement shall immediately terminate, and no further compensation shall be payable to Executive except as provided herein in this Section 4.2.

4.2B

Post-Employment Benefits.  In addition to the Accrued Obligations, upon the expiration of this Agreement, the Executive, upon execution of mutual releases reasonably satisfactory to the Executive and the Company (and the non-revocation of such release by the Executive), and provided the Executive is in compliance with his duties and obligations under Section 5 hereof, shall be entitled to receive only:

(1)	a lump sum payment equal to One Million Dollars ($1,000,000) to be made as soon as administratively practicable following the Date of Termination;
(2)

all stock based compensation previously awarded and outstanding shall be fully vested and distributed (to the extent not already fully vested and/or distributed) on a pro rata basis based on the number of days prior to the Date of Termination in the relevant performance period (excluding any requirement for continued employment to qualify for such stock based compensation);

(3)	distribution of any vested Market Stock Units (as determined under Section 3.4) which have not previously vested and distributed to Executive; and
(4)	rights to indemnification as set forth in Section 6 of this Agreement.

4.3Termination due to Death or Disability.

4.3A

Termination.   Upon Executive’s death or disability during the Employment Period, the employment relationship created pursuant to this Agreement shall immediately terminate, and no further compensation shall be payable to Executive except as provided herein in this Section 4.3.

4.3B

Post-Employment Benefits.  Date of Termination shall be the date of death or disability, as the case may be, and in such event, in addition to the Accrued Obligations, the Executive shall be entitled to receive only:

(1)

a pro rata portion of the Average Bonus set forth in Section 4.1F(2), determined based on the numbers of full months worked in the fiscal year prior to the Date of Termination divided by twelve, times the Average Bonus which shall be paid in Equal installments on a monthly basis during the Separation Period;

(2)

in the event of termination by reason of disability, (a) payments  equal to the Base Salary less amounts payable under the Company’s long-term disability policy during the one year period following the Date of Termination, which shall be paid in equal monthly installments during the 12 month period following the Date of Termination; (b) continuation throughout the Separation Period of the Life Insurance Policy, and upon completion of such period, ownership of the Life Insurance Policy shall be transferred to the Executive at no cost to the Executive; and (c) continuation during the Separation Period or until the Executive begins to participate in a subsequent employer’s medical plan, of medical, disability and other health coverages at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the Date of Termination; it being understood that the period of coverage under COBRA shall commence on the first day following the Date of Termination;

(3)

in the event of termination by reason of death, the Company shall take the steps reasonably necessary to have all proceeds from the Life Insurance Policy promptly paid to the beneficiaries designated thereunder;

(4)	rights to indemnification as set forth in Section 6 of this Agreement;
(5)

all stock based compensation previously awarded and outstanding shall be vested (to the extent not already fully vested) on a pro rata basis based on the number of days prior to the Date of Termination in the relevant performance period (excluding any requirement for continued employment to qualify for such stock based compensation); and

(6)	distribution of any vested Market Stock Units (as determined under Section 3.4) which have not previously been distributed to Executive.

4.4 Termination for Cause or Resignation without Good Reason.

4.4A

Termination. Upon the termination of Executive’s employment for Cause or the Executive resignation without Good Reason, the employment relationship created pursuant to this Agreement shall immediately terminate, and no further compensation shall be payable to Executive except as provided herein in this Section 4.4.

4.4B

Post-Employment Benefits. In addition to the Accrued Obligations, if the Executive’s employment is terminated by the Company for “Cause”, or the Executive resigns from his employment hereunder for any reason other than for “Good Reason”, the Executive shall be entitled to receive only the following:

(1)	rights to indemnification as set forth in Section 6 of this Agreement;
(2)	transfer of ownership of the Life Insurance Policy to the Executive, without further obligation of the Company to pay premiums;
(3)

retention of all stock-based compensation and vested awards under the Incentive Plan previously awarded, which shall be held by the Executive until, and may be executed at any time prior to, their expiration; and

(4)	distribution of any vested Market Stock Units (as determined under Section 3.4) which have not previously been distributed to Executive.
4.4C

Hearing Procedure. The existence of Cause must be confirmed by not less than a majority of the Board with the existence of a quorum at a meeting called for such purpose prior to any termination.  At the discretion of the Chair or a majority of the independent directors of the Board, such meeting will exclude management members of the Board.

(1)

Upon the Board’s confirmation of the existence of Cause (following any and all necessary investigations into its existence, as determined by the Board), the Company shall notify the Executive that the Company intends to terminate the Executive’s employment for Cause under this Section 4.4C (the “Confirmation Notice”).  The Confirmation Notice shall specify in detail the act, or acts, that the Board believes triggered the existence of Cause and the Confirmation Notice must be delivered to the Executive within fifteen (15) Business Days after the Board confirms the existence of Cause.

(2)

If the Executive notifies the Company in writing (the “Opportunity Notice”) within twenty (20) Business Days after the Executive has received the Confirmation Notice, the Executive (together with counsel) shall be provided the opportunity to meet formally with the Board (or a sufficient quorum thereof) to discuss such act or acts. The meeting with the Board shall occur at a mutually agreed upon date, but in no event more than twenty (20) Business Days after the Company receives the Opportunity Notice from the Executive, and at the Company's headquarters or mutually agreed upon location. If the Board in good faith does not rescind its confirmation of Cause at such meeting, the Company shall immediately upon the closing of such meeting, deliver to the Executive a Notice of Termination for Cause under this Section 4.4C.

(4)

If the Executive does not respond in writing to the Confirmation Notice in the manner and within the time period specified in Section 4.4C(2) above, the Company shall thereafter issue a Notice of Termination for Cause which shall set forth the date on which the Company intends to terminate the Executive’s employment.

(5)	The Date of Termination shall be the date specified in the Notice of Termination for Cause.
(6)

The procedure set forth in this Section 4.4C to determine the existence of Cause shall at all times be subject to the requirements of applicable law, regulation, regulatory bulletin or other regulatory requirements.

4.4D

Resignation without Good Reason. A resignation by the Executive without Good Reason shall take effect on, and the Date of Termination shall be, the date specified in the written notice of resignation from the Executive to the Company provided that such date shall be at least ninety (90) days after the date such written notice is given.  In the event that the written notice of resignation exceeds ninety (90) days, the Board, at its sole discretion, may adjust the Date of Termination so long as the adjusted Date of Termination is no less than ninety (90) days from the date of written notice from the Executive.  The Board may elect to provide written notice to the Executive directing him not to report to the Company for service during all or any portion of the ninety (90) day notice period, during which period the Company shall continue to pay the Executive’s Base Salary and other benefits in accordance with the terms of this Agreement.  The Executive shall be entitled to the Post-Employment Benefits provided in section 4.4B above.

4.5

No Mitigation; No Offset. In the event of any termination of employment under this Section 4, except if the termination is a resignation without Good Reason, the Executive shall be under no obligation to seek other employment or to mitigate damages and there shall be no offset against any amounts due the Executive under this Agreement. Any amounts due under this Section 4 are in the nature of separation benefits, or liquidated damages, or both, and are not in the nature of a penalty. Until the Date of Termination, the Executive shall be entitled, to the extent not prohibited by applicable law, regulation, regulatory bulletin, and/or any other regulatory requirement, as the same exists or may hereafter be promulgated or amended, to be paid his then Base Salary, and otherwise to continue to receive all other benefits to be paid to him during the Employment Period, and there shall be no reduction whatsoever of any amounts payable to the Executive, hereunder.

4.6

No Obligation. Subject to the terms of this Agreement, the Company shall have no obligation to continue or maintain any Employee Welfare Benefit Plan for any other employees solely as a result of the provisions of this Agreement.

4.7

Section 409A. If the Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended) on the Date of Termination, the Company shall not make any payments of “nonqualified deferred compensation” (for purposes of Section 409A of the Code) to the Executive pursuant to Section 4 until one day following the six month anniversary of the Date of Termination, and the amount payable on that day shall equal the sum of all amounts that would otherwise have been paid during the first six months immediately following the Date of Termination.  To the extent payments of “nonqualified deferred compensation” (for purposes of Section 409A of the Code) to be made under this Section 4 are conditioned upon the Executive’s execution and non-revocation of a release, such payments shall commence on the sixtieth (60th) day following the Date of Termination and the payment on that date shall be inclusive of all payments of “nonqualified deferred compensation” in arrears that would have otherwise been paid during such 60 day period.

5.RESTRICTIVE COVENANTS

5.1	Confidential Information.
5.1A

The Executive agrees and acknowledges that during the performance of his duties with the Company he will receive and have access to confidential, proprietary, and/or trade secret information concerning the Company (hereinafter “Confidential Information”). “Confidential Information” means information which has substantial value to the Company, regardless of form or characteristic, and which: (a) the Company does not make available to the public, industry, or third parties; (b) relates to the Company’s business operations, products, processes, business plans, purchasing, marketing, clients, suppliers, or service providers; and (c) may include (i) financial information and data, (ii) information pertaining to personnel and compensation, (iii) marketing plans and related information, (iv) the names, lists, contact information, and practices of clients and vendors, (v) plans, products, designs, design concepts, drawings, software, developments, memoranda, data, improvements, and methods of operation, (vi) computer software (including object code and source code), data and databases, outcome research, documentation, instructional material, inventions, processes, formulas, technology, designs, drawings, engineering, hardware, configuration information, models, manufacturing processes, sales and cost information, and (vii) business methods, techniques, plans, and the information contained therein.

5.1B

During the Employment Period and thereafter, the Executive agrees that he will not publish, use or disclose Confidential Information to anyone other than authorized Company personnel. The Executive specifically agrees that he will not make use of any such Confidential Information for his own purpose, or for the benefit of any person, firm, company or other entity except for the benefit of the Company.

5.1C

During the Employment Period and thereafter, the Executive agrees that he will not remove any printed, written, recorded, electronic, or graphic material, or any reproduction thereof, constituting, containing or reflecting Confidential Information from the Company's premises, except for legitimate purposes of Company business. At the time his employment with the Company ceases, and as a condition to receive any post-employment benefits under this Agreement, the Executive agrees that he will return any and all materials and/or reproductions constituting, containing or reflecting Confidential Information in his possession or under his custody or control to the Company and certify that he has done so.

5.1D

The Defend Trade Secrets Act of 2016 (the “DTSA”) provides that: (1) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The DTSA further provides that: an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.2

Covenant Not To Compete. For purposes of the covenant in this Section 5.2, a Competitive Enterprise is any business enterprise located in the United States that engages in any activity or owns a majority voting interest in any entity that engages in any activity, that competes with the Company. The Executive hereby covenants and agrees that during the course of his employment and for 24 months thereafter (the “Restricted Period”), Executive shall not directly or indirectly (a) form, or acquire a five percent (5%) or greater equity ownership interest in, or receive economic benefit (including any economic benefit that is earned or paid on a deferred basis) from any Competitive Enterprise provided that this restriction shall not apply to a Competitive Enterprise whose securities are publicly traded; or (b) become an employee, officer, partner, director, consultant, agent or advisor of any Competitive Enterprise within the United States.

5.3

Non-Solicitation. During the Restricted Period, the Executive expressly agrees not to (1) call upon, solicit, sell or attempt to sell any product or services in competition with those offered by the Company to

(i)	any person or firm that was a customer of the Company at any time during the twelve (12) month period prior to the Date of Termination; or
(ii)

any person or firm that was a prospective customer of the Company during the twelve (12) month period preceding the Date of Termination; or (2) directly or indirectly, solicit, induce, or call upon any employee of the Company to terminate his employment with the Company.

5.4	Non-Disparagement.
5.4A

During the Employment Period and thereafter, the Company and Executive agree that they shall not, directly or indirectly, make or cause or assist any other person to make, any statement or other communication, regardless of form, which impugns or attacks, or is otherwise critical of the reputation, business or character of the other, including any of the officers, directors, employees, products or services of the Company.

5.4B

Nothing in this Agreement is intended to or shall be interpreted:  (i) to restrict or otherwise interfere with Executive’s obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with Executive’s right and/or obligation to contact, cooperate with, provide information in confidence to, report possible violations of federal, state or local law, ordinance or regulation – or testify or otherwise participate in any action, investigation or proceeding of – any government agency, entity or commission (including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, the Congress and any Agency Inspector General) or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, in connection with which, for the avoidance of doubt,  Executive shall be entitled to make reports and disclosures or otherwise take action under this section without prior authorization from or subsequent notification to the Company; (iii) to restrict or otherwise interfere with Executive’s right and/or obligation to disclose any information or produce any documents as is required by law or legal process, (iv) to restrict Executive’s right to disclose documents and information in confidence to any attorney, financial advisor, or tax preparer or other tax professional for purposes of securing professional advice; (v) to restrict Executive’s right to use or disclose documents and information to the extent reasonably necessary in connection with enforcing or defending his legal rights; or (vi) to restrict Executive’s ability to disclose his post-employment restrictions in confidence in connection with any potential new employment or business venture.

5.5

Enforceability. Each covenant in this Section 5 shall be enforceable against the Executive during the Employment Period and during the Restricted Period. If any covenant in this Section 5 is held to be unenforceable or against public policy by the tribunal designated in Section 8 below or, if appropriate, by a court of competent jurisdiction, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, will be binding and enforceable against the Executive.

6.INDEMNIFICATION

To the fullest extent permitted by law, but subject to the provisions of the Certificate of Incorporation of the Company and the By-laws of the Company in effect from time to time (provided that no amendment thereto shall in any way lessen the Executive’s rights hereunder to less than is provided in the Certificate of Incorporation and/or By-laws as of the Effective Date), the Company shall promptly, after receipt of a request by the Executive, indemnify, defend and hold harmless the Executive with respect to any claims (whether litigated or not) against the Executive while the Executive was acting in good faith in his capacity as an employee, officer or director of the Company, whether by or on behalf of the Company, its shareholders or third parties.  The Company shall, in addition, promptly advance to the Executive an amount equal to the reasonable fees and expenses incurred in defending such matters, promptly after receipt of a reasonably itemized request for such advance,. The Company’s obligations under this Section 6 shall only arise to the extent that the Executive was acting within the scope of the authority of the Executive pursuant to his Agreement and under the rules and policies of the Company, except that the Executive must have in good faith believed that such action was in the best interests of the Company and such course of action or inaction must not have constituted gross negligence, fraud, willful misconduct, breach of a fiduciary duty, a breach of this Agreement, or a violation of applicable laws, rules, regulations, or Company rules or policies.  The Company may procure insurance with respect to the obligations provided in this Section 6 and shall provide such additional indemnification protection to the Executive as may be provided to other directors or key executive officers of the Company.

7.INJUNCTIVE RELIEF AND ADDITIONAL REMEDIES

The parties acknowledge that the injury that would be suffered as a result of a breach of Section 5 of this Agreement would be irreparable and that an award of monetary damages for such a breach would be an inadequate remedy. Consequently, each party acknowledges and expressly agrees that the other party will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce Section 5 of this Agreement providing the party posts an adequate bond or other security in seeking such relief.  Executive agrees and acknowledges that the provisions of Section 5, including the subject matter and temporal and/or geographic scope, are reasonable and necessary to protect the interests of the Company.  Executive also agrees and acknowledges that the  provisions contained in Section 5 do not preclude the Executive from earning a livelihood, nor do they unreasonably impose limitations on the Executive’s ability to earn a living.  In the event that Executive violates any of the covenants in Section 5 and the Company commences legal action for injunctive or other equitable relief, the Company shall have the benefit of the full period of the Restricted Period such that the restriction shall have the duration of twenty-four (24) months computed from the date the Executive ceased violation of the covenants, either by order of the court or otherwise.

8.ALTERNATE DISPUTE RESOLUTION

Any dispute concerning the interpretation or enforcement of this Agreement shall be resolved by a panel of three (3) arbitrators in accordance with the rules of JAMS/ENDISPUTE held in Orlando, Florida, or if that organization shall cease to exist, of a successor or similar organization, or if no such organization shall exist, then in accordance with the rules of the American Arbitration Association. The decision of the panel of three (3) arbitrators shall be final and binding on all parties, and shall not be appealable upon any grounds other than as permitted pursuant to the Federal Arbitration Act. All such matters involving the issue, as well as the proceedings at issue, shall be kept strictly confidential, except as may be required by law, it being expressly agreed by all parties hereto that the breach of the confidentiality requirement hereunder shall be materially damaging, directly and indirectly, to all parties hereto. If the panel determines that the non-prevailing party in any such dispute acted in bad faith in connection therewith, the panel may award to the prevailing party reasonable legal fees and costs associated with the dispute.  The requirement to arbitrate does not apply to the filing of an employment related claim, dispute or controversy with a federal, state or local administrative agency, including the EEOC and the Securities and Exchange Commission.  However, Executive understands that by entering into this Agreement, Executive is waiving Executive’s right to have a court and a jury determine Executive’s rights, including under federal, state and local statutes prohibiting employment discrimination, harassment and retaliation, including sexual harassment and discrimination on the basis of age, sex, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law.

9.VENUE

All disputes shall be arbitrated in Orlando, Florida.

10.NOTICES

Any notice, demand, request or other communication hereunder by either party to the other shall be given in writing by personal delivery, nationally recognized overnight courier service, certified mail, return receipt requested, or (if to the Company) by facsimile, in any case delivered to the applicable address set forth below:

To the Company:

Voxx International Corporation

2351 J Lawson Blvd.

Orlando, Florida 32824

With a copy to:

Timothy B. Collins, Esquire

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19106

To the Executive:

Mr. Patrick M. Lavelle

131 Celebration Blvd.

Celebration, FL 34747

With a copy to:

Stephen R. Looney, Esquire

Dean, Mead, Egerton, Bloodworth, Capouano & Bozarth, P.A.

420 S. Orange Avenue, Suite 700

Orlando, FL 32801

Any such communication shall be deemed given and received on the date of personal delivery or fax transmittal and three (3) Business Days after being sent by certified mail, return receipt requested.

11.SUCCESSORS AND ASSIGNS

This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Subject to the rights of the Executive under this Agreement, the Company may assign and transfer its rights to, and will require its obligations under this Agreement to be expressly assumed by, a successor to all or substantially all of its equity ownership interests, assets or business by dissolution, merger, consolidation, transfer of assets or stock, or otherwise. Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

12.VOLUNTARY AGREEMENT

Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read, and fully understands, all provisions of this Agreement and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had opportunity to review any and all aspects of this Agreement with the legal, tax, or other advisors of such party’s choice. Both parties represent that each has obtained advice regarding the legal, tax, and other consequences of the terms and conditions of this Agreement.

13.ENTIRE AGREEMENT

This is the entire agreement between the parties with respect to the matters set forth herein and supersedes any and all prior or contemporaneous agreements or understandings between them (including, but not limited to, the 2007 Agreement). Except as expressly provided herein, this Agreement may not be changed or terminated orally, and no change, termination, or attempted waiver of any of the provisions hereof shall be binding unless in writing signed by both Executive and the Chairman or other duly authorized representative of the Company. Any such written changes, terminations, or waivers must specifically reference this Agreement, and such changes as the Company may from time-to-time make in its general policies and procedures shall not be deemed or construed to be written amendments to this Agreement, whether such changes are in writing or not.

14.WAIVER

No provision of this Agreement may be waived in any manner except by written agreement of the parties. In the event any provision is waived, the balance of the provisions shall nevertheless remain in full force and effect and shall in no way be waived, impaired or otherwise modified. No failure or delay on the part of either the Executive or the Company hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

15.MODIFICATIONS

Neither this Agreement nor the provisions contained herein may be extended, renewed, amended or modified other than by a written agreement executed by Executive and the Chairman or other duly authorized representative of the Company.

16.SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17.CONSTRUCTION

The rule that a contract is to be construed against the party drafting the contract is hereby expressly waived by the parties and shall have no applicability in construing this Agreement or the terms hereof. Any headings and captions used herein are only for convenience and shall not affect the construction or interpretation of this Agreement.

18.SURVIVAL

The obligations contained in Section 4 through Section 21 and any other provision that by its terms is intended to survive the termination of this Agreement and the termination of the Executive’s employment hereunder, shall survive and be fully enforceable after the termination of this Agreement and the termination of Executive’s employment with the Company for any reason and regardless of whether initiated by the Company or Executive.

19.SECTION 409A

The intent of the parties is that payments and benefits under this Agreement comply with Section 409 of the Code to the extent subject thereto or be exempt therefrom, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent required to avoid the application of an accelerated or additional tax under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until such time as the Executive is considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  Each payment to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one  year may not effect amounts reimbursable or provided in any subsequent year.

20.GOVERNING LAW

All issues concerning the enforceability, validity, and binding effect of this Agreement shall be governed by and construed in accordance with the laws of Florida without giving effect to any choice of law or conflict of law provision or rule (whether of Florida or any other jurisdiction) that would cause the application of the law of any jurisdiction other than Florida.

21.COUNTERPARTS

This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE WRITTEN ABOVE.

VOXX INTERNATIONAL CORPORATION

By:	/s/ John J. Shalam
John J. Shalam, Chairman

/s/ Patrick M. Lavelle
Patrick M. Lavelle

/s/ John J. Shalam
John J. Shalam, in his individual capacity on behalf of the Shalam Group, solely with respect to Section 3.6 of the Agreement

Schedule A

Market Stock Units Calculation

Stock Price	Targeted Value to Deliver (000s)	# Whole Shares if delivered at once	Value Based on Whole Shares
$15.00 $14.50 $14.00 $13.50 $13.00 $12.50 $12.00 $11.50 $11.00 $10.50 $10.00 $9.50 $9.00 $8.50 $8.00 $7.50 $7.00 $6.50 $6.00 $5.50 $5.00	$5,000,000 $1,875,000 $1,000,000 $251,250 $0	333,333 296,667 260,000 223,333 186,666 150,000 140,000 130,000 120,000 110,000 100,000 86,700 73,400 60,100 46,800 33,500 26,800 20,100 13,400 6,700 0

$5,000,000

$4,301,672

$3,640,000

$3,014,996

$2,426,658

$1,875,000

$1,680,000

$1,495,000

$1,320,000

$1,155,000

$1,000,000

$823,650

$660,600

$510,850

$374,400

$251,250

$187,600

$130,650

$80,400

$36,850

$0

Illustrative Example 1 (Executive Continuously Employed Through Fifth Anniversary Date)

High Stock Price during the vesting period ending on the Third Anniversary Date: $10.00.

Executive entitled to $800,000 in Market Stock Units (i.e., 80% of $1,000,000 value determined under Schedule A).

High Stock Price during the vesting period ending on the Fifth Anniversary Date:  $12.00.

Executive entitled to $880,000 (i.e., $1,680,000 value determined under Schedule A, less $800,000 previously received)

Illustrative Example 2 (Executive Continuously Employed Through Fifth Anniversary Date)

High Stock Price during the vesting period ending on the Third Anniversary Date: $8.00.

Executive entitled to $299,520 in Market Stock Units (i.e., 80% of $374,400 value determined under Schedule A).

High Stock Price during the vesting period ending on the Fifth Anniversary Date:  $6.50.

Executive entitled to $74,880 (i.e., 20% of $374,400 value determined under Schedule A).

Illustrative Example 3 (Executive Continuously Employed Through Fifth Anniversary Date)

High Stock Price during the vesting period ending on the Third Anniversary Date: $9.00.

Executive entitled to $528,480 in Market Stock Units (i.e., 80% of $660,600 value determined under Schedule A).

High Stock Price during the vesting period ending on the Fifth Anniversary Date:  $15.00.

Executive entitled to $4,471,520 (i.e., $5,000,000 value determined under Schedule A, less $528,480 previously received)

Illustrative Example 4 (Executive Terminated Without Cause Prior to Third Anniversary Date)

High Stock Price during the vesting period ending on the Date of Termination Prior to Third Anniversary Date: $11.00.

Executive entitled to $1,320,000 in Market Stock Units (i.e., 100% of $1,320,000 value determined under Schedule A).